Exhibit 10.2

ZHAOPIN, LTD.

2005 STOCK OPTION PLAN

ARTICLE 1. PURPOSE

The purposes of this 2005 Stock Option Plan (the “2005 Plan”) are to (a) ensure the retention of the services of existing executive personnel, key employees and directors of the Company and its subsidiaries or its affiliates; (b) attract and retain the best available personnel for positions of substantial responsibility; and (c) to provide incentive to all such personnel and employees to devote their greatest efforts and skill to promote the success and advancement of the Company’s business, by permitting them to participate in the growth and increased value of the Company.

Due to current regulatory restrictions in the PRC that affect the holding of foreign securities by PRC nationals, this 2005 Plan provides that Optionees will have the ability to benefit economically from the Plan even if they are not allowed to own the underlying securities.

ARTICLE 2. DEFINITIONS

As used herein, the following definitions shall apply:

a)	“Board” shall mean the Board of Directors of the Company.

b)	“Change Of Control Event” means a merger, consolidation, tender offer, takeover bid, or sale of assets.

c)	“China” and “PRC” means the People’s Republic of China.

d)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

e)	“Commission” means the Securities and Exchange Commission.

f)	“Company” and “Zhaopin” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Zhaopin.com, Ltd., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Zhaopin, Ltd., as defined in Section 424(e) of the Code.

g)	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

h)	“Director” means a member of the Board.

i)	“Employee” shall mean any person, including officers and Managers, employed by the Company or any subsidiary of the Company. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

k)	“Managers” means the CEO and designated senior managers of Zhaopin.com.

l)	“Option” shall mean a stock option issued by the Company by the Company to purchase shares of stock of the Company that meets the definition of “incentive stock option” contained in Section 422 of the Internal Revenue Code of 1986, as amended, and that is issued by the Company to be an Incentive Stock Option. “Stock Options” is the plural of Stock Option. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

m)	“Optionee” shall mean an Employee, or Manager who receives an Option.

n)	“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, limited liability companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

o)	“Plan” shall mean this 2005 stock Option Plan.

p)	“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

q)	“Shares” means shall mean the Shares of the Company reserved for issuance under this Plan.

r)	“Stock Appreciation Rights Plan” or “SAR” shall mean that plan established by the Company to provide Plan equivalent economic benefits to the Optionee in the event that relevant laws and regulations adversely affect the operation of the Plan.

s)	“Stock Option” means an agreement entered into by the Company granting the recipient the right to purchase shares of stock of the Company, at certain times, and under certain conditions, subject to certain obligations and responsibilities as defined in this Plan and in the written Stock Option Agreement. “Stock Options” is the plural of Stock Option.

t)	“Stock Option Agreement” means the written contract by which a Stock Option is granted by the Company to an Optionee. “Stock Option Agreements” is the plural of Stock Option Agreement.

ARTICLE 3. ADMINISTRATION

a)	This Plan shall be administered by the Board of Directors (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b)	The Board shall adopt by resolution such rules and regulations as may be required to carry out the purposes of this Plan and shall have authority to do everything necessary or appropriate to administer this Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees.

c)	To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean such Committee or the Board.

d)	To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, PROVIDED THAT the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

e)	With respect to Options granted to a member of the Board, the Board shall take action by a vote sufficient without counting the vote of such member of the Board, although such person(s) may be counted in determining the presence of a quorum at a meeting of the Board that authorizes the granting of Options to such person(s).

ARTICLE 4. ELIGIBILITY

Options may be granted only to Employees and Managers who render services to the Company. This Plan shall not confer upon any Optionee any right to continue as an Employee of the Company, nor shall it interfere in any way with his right or the Company’s right to terminate his employment or relationship as an Employee at any time, with or without cause. The determination as to whether an Employee is eligible to receive Options hereunder shall be made by the Board in its sole discretion, and the decision of the Board shall be binding and final.

ARTICLE 5. SHARES AVAILABLE FOR AWARDS

a)	The maximum aggregate number of Ordinary Shares which may be subject to options under this Plan is six million five hundred thousand (6,500,000) Shares of authorized but unissued Ordinary Shares of the Company that shall be set aside as stock options (the “Stock Options”).

b)	In the event that Stock Options to be granted under this Plan shall terminate or expire without being exercised, in whole or in part, the Shares subject to such unexercised Options may again be optioned and sold under this Plan.

ARTICLE 6. TERM OF THIS PLAN

This Plan shall be adopted on November 14, 2005 and shall become effective upon ratification by the Board. This Plan shall continue in effect until the tenth anniversary of such date, unless terminated earlier.

ARTICLE 7. EXERCISE PRICE AND CONSIDERATION

a)	The exercise price for Ordinary Shares purchased pursuant to a Stock Option shall be set by the Board as granted.

b)	The consideration to be paid for the Stocks to be issued upon exercise of Options, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, other Stocks having a fair market value (as determined by the Board of Directors) on the date of surrender equal to the aggregate exercise price of the Stocks as to which said Option shall be exercised, or any combination of such methods of payment, or such other legal consideration that may be acceptable to the Board.

ARTICLE 8. EXERCISE OF OPTIONS

a)	Vesting of Options. Options to be granted hereunder shall vest over a four-year period commencing on the date of grant, at twenty-five percent (25%) on the first anniversary of the effective date of the respective Stock Option Agreement and thereafter at twenty-five percent (25%) on each subsequent anniversary, unless otherwise provided in each specific Stock Option Agreement described in Article 11 hereof.

b)	Exercisability of Options. Any Options to be granted hereunder shall be exercisable at any time upon vesting; provided, however, that in the event of a Change of Control event, all outstanding Stock Options will become fully vested and exercisable at the exercise price then applicable to Stock Options.

c)	Procedure for Exercise. Subject to Section 8(b), Options may be exercised at any time after vesting. Options may not be exercised for a fraction of a Share. Options shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Options by the person entitled to exercise the Options and full payment for the Shares with respect to which the Options are exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 7(b) of this Plan.

d)	Delivery of Shares Upon Exercise of Options. Upon the exercise of Options pursuant to this Plan and payment of the exercise price to the Company, the Company shall issue one or more stock certificates representing the number of Stocks subject to the Options so exercised and deliver such stock certificate(s) to the exercising Optionee.

e)	Termination of Options. All installments of the Options shall expire and terminate on such date(s) as the Board shall determine in each individual Share Option Agreement, but in no event later than ten (10) years from the date Options are granted under this Plan (the “Option Termination Date”).

f)	Termination of Status as an Employee . In the event of termination of an Optionee’s Continuous Status as an Employee, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding six (6) months, if specifically provided by the Board) after the date of such termination (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), exercise the Optionee’s Options to the extent that the Optionee was entitled to exercise them at the date of such termination. To the extent that the Optionee was not entitled to exercise the Options at the date of such termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate; provided that Options that vest upon or after termination of employment, pursuant to the terms of the Employment Agreements, shall be exercisable until the earlier of the Option Termination Date or five (5) years and thirty (30) days from the date of vesting (without regard to any period of administrative leave).

g)	Disability of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may, at any time within twelve (12) months from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Stock Option Agreement), exercise the Options to the extent the Optionee was entitled to exercise them at the date of such termination. To the extent that the Optionee was not entitled to exercise the Options at the date of termination, or if the Optionee does not exercise such Options (which the Optionee was entitled to exercise) within the time specified herein or in the Stock Option Agreement, the Options shall terminate.

h)	Death of Optionee. Notwithstanding the provisions of Section 8(f) above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of the Optionee’s death, the Options may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Options as set forth in the Stock Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Options by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death.

i)	Extensions. Notwithstanding the provisions covering the exercisability of Options following termination of employment, as described in Sections 8(f) through (h), the Board may, in its sole discretion, with the consent of the Optionee or the Optionee’s estate (in the case of the death of Optionee), extend the period of time during which the Options shall remain exercisable, provided that in no event shall such extension go beyond the Option Termination Date.

j)	Option Exercise Alternatives. If the Optionee is a PRC National and PRC laws or regulations significantly restrict the ability of Optionee to exercise Options or to enjoy the benefits of the Options, such Optionee may, in accordance with Article 8(c), notify the Company that he wishes to exercise the Options and that there are restrictions on such exercise under PRC law. The Company will then transfer the relevant options into the Zhaopin.com SAR Plan.

k)	Foreign Employees. Without amending this Plan, the Board may grant Stock Options to eligible Employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, in furtherance of such purposes the Board may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with the provisions of the laws in other countries in which the Company operates or has Employees.

ARTICLE 9. RESTRICTIONS ON GRANTS OF OPTIONS AND ISSUANCE OF STOCKS

a)	Regulatory Approvals. No Stocks shall be issued or delivered upon exercise of Options unless and until there shall have been compliance with all applicable requirements of the Securities Act, and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery or that may affect the Company’s business. The inability of the Company to obtain any required permits, authorizations, or approvals necessary for the lawful issuance and sale of any Stocks hereunder on terms deemed reasonable by the Board shall relieve the Company and the Board of any liability in respect of the non-issuance or sale of such Stocks as to which such requisite permits, authorizations, or approvals shall not have been obtained.

b)	Representations and Warranties. As a condition to the granting or exercise of any Options, the Board may require the person receiving or exercising such Options to make any representation and/or warranty to the Company as may be reasonably required (or deemed reasonably appropriate by the Board, in its reasonable discretion) under any applicable law or regulation, including but not limited to a representation that the Options and/or Stocks are being acquired only for investment and without any present intention to sell or distribute such Options and/or Stocks, if such a representation is required under the Securities Act or any other applicable law, rule, or regulation.

ARTICLE 10. OPTION ADJUSTMENTS

a)	In the event of any change or changes in the outstanding Shares of the Company by reason of any stock dividend, recapitalization, reorganization, Change of Control or any similar transaction, the Board shall appropriately adjust the number of Shares that may be issued under this Plan, the number of Shares subject to Options theretofore granted under this Plan, the exercise price of such Options, and any and all other adjustments deemed reasonably appropriate by the Board. Subject to Section 8(b), new option rights may be substituted for the Options granted under this Plan, or the Company’s duties as to Options outstanding under this Plan may be assumed by another entity in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved. In the event of such substitution or assumption, the term Stock shall thereafter include the stock of the entity granting such new option rights or assuming the Company’s duties as to such Options.

b)	The Board may amend, modify or terminate any outstanding Stock Option including, but not limited to, substituting therefore another Stock Option of the same or a different type or changing the date of exercise or realization, PROVIDED THAT, except as otherwise provided in Section 8(b), the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

ARTICLE 11. OPTION EXERCISE ALTERNATIVES

The Option Exercise Alternative provided in Article 8(j) above is intended to provide the same economic benefits to the Optionee as would be enjoyed by the Optionee if there were no restrictions pursuant to applicable law. Subject to the terms and conditions of this Plan, the Company shall make such reasonable efforts as are necessary to implement the purpose of this Plan while ensuring that the Company is in compliance with all relevant laws and regulations.

ARTICLE 12. STOCK OPTION AGREEMENT

a)	The terms and conditions of Options granted under this Plan shall be evidenced by a written option agreement executed by the Company and the person to whom the Options are granted. Each Stock Option Agreement shall incorporate this Plan by reference and shall include such provisions as are determined to be reasonably necessary or appropriate by the Board. Each Award may contain terms and conditions in addition to those set forth in the Plan PROVIDED THAT such terms and conditions do not contravene the provisions of the Plan.

b)	The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

ARTICLE 13. RESTRICTED SHARES

As a condition to the granting of any Options hereunder and the subsequent exercise of any such Options, the Board may include in the option agreement for those Options provisions:

i)	making the Stocks subject to the Shareholders Agreement or

ii)	limiting or requiring the sale or other transfer of ownership of Shares acquired by the Optionee under those Options.

ARTICLE 14. AMENDMENT OR TERMINATION OF THIS PLAN

a)	Board Authority. The Board may amend, suspend, alter, or terminate this Plan at any time. To the extent necessary or desirable to comply with Rule 16b-3 of the Exchange Act, the Code or any other applicable law or regulation, the Company shall obtain shareholder approval of any amendment to this Plan only in such a manner and to such a degree as required under applicable law.

b)	Limitation on Board Authority. Notwithstanding the foregoing, no amendment, suspension or termination of this Plan shall adversely affect Options granted on or prior to the date thereof without the consent of such Optionee.

c)	Contingent Grants Based on Amendments. Options may be granted in reliance on and consistent with any amendment adopted by the Board and which is necessary to enable such Options to be granted under this Plan, even though such amendment requires future shareholder approval; provided, however, that any such contingent Options by their terms may not be exercised prior to shareholder approval of such amendment, and provided further, that in the event shareholder approval is not obtained within twelve months of the date of grant of such contingent Options, then such contingent Options shall be deemed cancelled and no longer outstanding. The Board and the Company shall use their best efforts to cause such shareholder approval to be sought and obtained as soon as reasonably practicable within such twelve month period.

ARTICLE 15. OPTIONS NOT TRANSFERABLE

Options to be granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily by operation of law, other than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

ARTICLE 16. NO RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY

Neither the Optionee, his or her estate nor his or her transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a shareholder of the Company with respect to any Stocks issuable upon exercise of the Options unless and until certificates representing such Stocks shall have been issued and delivered notwithstanding exercise of the Options. The Company shall issue such certificates promptly following proper exercise of the Options. No adjustment will be made for a dividend or other rights where the record date is prior to the date such stock certificates are issued, except as provided in Article 10.

ARTICLE 17. TAXES

The Board shall make such provisions and take such steps as it deems reasonably necessary or appropriate for the withholding of any tax required by law to be withheld with respect to the grant or exercise of Options under this Plan, including, without limitation, the deduction of the amount of any such withholding tax from any compensation or other amounts payable to an Optionee by the Company, or requiring an Optionee (or the Optionee’s beneficiary or legal representative) as a condition of exercising Options to pay to the Company any amount required to be withheld, or to execute such other documents as the Board deems reasonably necessary or desirable in connection with the satisfaction of any applicable withholding obligation. In the discretion of the Board, upon exercise of Options, the Optionee may request the Company to withhold from the Stocks to be issued upon such exercise that number of Stocks (based on the fair market value of the Stocks as of the day immediately preceding the day notice of exercise is received by the Company) that would satisfy any tax withholding requirement.

ARTICLE 18. LEGENDS ON OPTIONS AND STOCK CERTIFICATES

Each option agreement and each certificate representing Stocks acquired upon exercise of Options shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the option agreement and/or the certificate. The determination of which legends, if any, shall be placed upon option agreements and/or the certificates representing Stocks shall be made by the Board in its sole discretion and such decision shall be final and binding.

ARTICLE 19. AVAILABILITY OF PLAN

A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by the Secretary to any person making reasonable inquiry concerning this Plan.

ARTICLE 20. APPLICABLE LAW

This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the principles of conflict of laws.

ARTICLE 21. EFFECTIVENESS OF THIS PLAN

This Plan shall become effective upon ratification by the Board.

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Zhaopin.com Stock Appreciation Rights Plan

Terms

The Zhaopin.com SAR Plan will be established by Zhaopin.com for the purpose of tracking notional shares in the Company and the appreciation in such Shares’ value for the benefit of the Optionee.

Subject to the detailed terms of the SAR Plan, the primary terms of the SAR arrangement will be as follows:

1.	When an Optionee exercises Options, it shall do so by written notice to Zhaopin.com.

2.	Zhaopin.com will then credit the Optionee’s account under the SAR Plan with an equivalent amount of notional shares.

3.	Upon written instruction from the Optionee to dispose of a certain number of notional shares in the SAR Plan account, the Company will deduct such number of notional Shares from the Optionee’s account and pay to Optionee an amount equal to the current market value of those shares calculated as of 12:00 noon EST of the date on which the written instructions were received.

THE TERMS OF THE SAR PLAN ARRANGEMENT ARE SUBJECT TO APPROVAL BY THE BOARD OF DIRECTORS.